UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 23, 2010

GT SOLAR INTERNATIONAL, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	001-34133	03-0606749
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

243 Daniel Webster Highway
Merrimack, New Hampshire 03054
(Address of Principal Executive Offices, including  Zip Code)

(603) 883-5200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Employment Agreement for Richard J. Gaynor

On February 23, 2010, GT Solar International, Inc. (the “Company”) entered into an employment agreement with Richard J. Gaynor, age 50, who will serve as the Company’s chief financial officer starting March 1, 2010.  Pursuant to Mr. Gaynor’s employment agreement, Mr. Gaynor is entitled to: an annual base salary of $320,000 or such higher amount as the compensation committee may determine from time to time; participation in our executive incentive program with a target bonus equal to a pro rata portion of 60% of Mr. Gaynor’s base salary in fiscal year 2011; a one-time sign-on bonus of $85,000, payable in two equal installments, the first upon commencement of employment with the Company and the second at the same time as other executives receive payments under the 2010 executive incentive program; the grant, under the Company’s 2008 Equity Incentive Plan, of 124,316 restricted stock units and options to purchase 236,791 shares of common stock of the Company upon commencement of his employment; and three weeks’ paid vacation and other benefits generally available to our senior executive employees, subject to certain limitations.  In the event of termination by us without “Cause” (as defined in the employment agreement) or by Mr. Gaynor for “Good Reason” (as defined in the employment agreement), Mr. Gaynor would be entitled to twelve months of base salary and health benefits following such termination.  The employment agreement contains certain non-competition and non-solicitation provisions that continue for one year following termination of his employment and certain confidentiality provisions.

Copies of Mr. Gaynor’s employment agreement and offer letter are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated as of February 23, 2010, by and between the Company and Richard Gaynor.

10.2	Offer Letter, dated as of February 1, 2010, by and between the Company and Richard Gaynor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GT SOLAR INTERNATIONAL, INC.

/s/ HOIL KIM
Date:	March 1, 2010	Hoil Kim
Vice President and General Counsel